UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2007

FLOTEK INDUSTRIES, INC.

Delaware

(State or Other Jurisdiction of Incorporation)

001-13270

(Commission File Number)

90-0023731

(IRS Employer Identification Number)

7030 Empire Central Drive, Houston, Texas

(Address of Principal Executive Offices)

77040

(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 849-9911

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On November 15, 2007, the Company entered into an Amendment to Amended and Restated Credit Agreement dated August 31, 2007 with Wells Fargo Commercial Banking in Houston (the “Senior Credit Facility”). The Senior Credit Facility consists of a revolving line of credit, an equipment term loan and two real estate term loans. The amendment increased the maximum principal amount of the equipment term loan from $36 million to $42 million.

Borrowings under the Senior Credit Facility are subject to certain covenants and a material adverse change subjective acceleration clause. Affirmative covenants include compliance with laws, various reporting requirements, visitation rights, maintenance of insurance, maintenance of properties, keeping of records and books of account, preservation of existence of assets, notification of adverse events, ERISA compliance, joinder agreement with new subsidiaries, borrowing base audits, and use of treasury management services. Negative covenants include limitations associated with liens, indebtedness, change in nature of business, transactions with affiliates, investments, distributions, subordinate debt, leverage ratio, fixed charge coverage ratio, consolidated net income, prohibition of fundamental changes, asset sales and capital expenditures. All Senior Credit Facility borrowings are collateralized by substantially all of our assets.

ITEM 2.01 Completion of Acquisition or Disposition of Assets.

On November 15, 2007, the Company completed its acquisition of the remaining 50% of CAVO Drilling Motors Ltd Co. (“CAVO”). The Company paid aggregate consideration of $12.5 million in cash.

CAVO is a complete downhole motor solutions provider specializing in the rental, servicing and sale of high-performance mud motors for a variety of drilling applications. CAVO serves both the domestic and international drilling markets with a customer base extending throughout North America, South America, Russia and West Africa.

ITEM 9.01 Financial Statements and Exhibits

(a) and (b) In accordance with the requirements of Item 9.01, audited financial statements of CAVO and unaudited proforma financial statements will be filed with the SEC within 75 days from the date of the acquisition.

(d) The Assignment of the remaining 50% interest in CAVO and the Amendment to Amended and Restated Credit Agreement will be filed as exhibits to the next periodic report filed with the SEC by the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2007
/s/ Lisa B. Meier
Lisa B. Meier Chief Financial Officer & Vice President